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                                                                    EXHIBIT 10.9

                                   SCHEDULE A

                            TAX ALLOCATION AGREEMENT


         TAX ALLOCATION AGREEMENT, made this 1st day of June, 1982, by and among Laidlaw Transportation, Inc. ("Parent") and the subsidiaries of Parent that are includible in the consolidated federal income tax return of the Parent affiliated group for the taxable year beginning on September 1, 1981 or for any subsequent taxable year with respect to which Parent files a consolidated federal income tax return as the common parent corporation of an affiliated group (the "Subsidiaries").

         Parent and the Subsidiaries (the "Affiliated Group") wish to provide for payment of the consolidated federal income tax liability of the Affiliated Group by Parent; for the contribution to such payment by the various members of the Affiliated Group, including Parent to which such liability is attributable in whole or in part; and for the reimbursement by members of the Affiliated Group that benefit from any losses or credits of members of the Affiliated Group in an amount which is agreed upon in writing annually by affected members.

         In consideration of the foregoing, and of the mutual covenants and promises herein contained, Parent and the Subsidiaries agree as follows:

1. Tax Liability of Group. The tax liability of the Affiliated Group for the taxable year in question shall be the consolidated tax liability as determined in Form 1120 (Corporate Income Tax Return) filed by the members of the Group. In years in which a consolidated tax liability exists, each member (including Parent, as the case may be) shall make payment to the Parent of an amount no less than its pro-rata share of such liability. This amount shall be derived by a formula in which the aggregate of all separate tax return liabilities is the denominator and each member's separate tax liability is the numerator. The separate return liabilities shall be determined by applying consolidated return limitations on all appropriate items such as capital gains, investment tax credits and charitable contributions.

2. Tax Benefits of Group. The tax benefits enjoyed by the Affiliated Group for the taxable year in question as a result of losses, deductions or credits of any member or members of the Affiliated Group shall be ascertained by comparing the consolidated tax return liability to the sum of the separate tax return liabilities of all members with such liabilities. The tax benefits will then be allocated to each of those members who actually contributed such benefits. Each such member who contributed benefits will be compensated by those members who realized the benefits in an amount determined annually as negotiated between the members. Such amount of negotiated payment represents the "Tax Benefit Liability".


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3.       Payment for Tax Benefits of Group. The Tax Benefit Liability shall be paid to the respective Members within a reasonable time period after the annual filing of the consolidated tax return. All computations of tax benefit amounts shall be substantiated by specific records maintained by the Affiliated Group.

4. Adjustments. Any adjustment of income, deduction or credit that results after the taxable year in question by reason of any carryback, amended return, claim for refund, or audit shall be given effect by redetermining amounts payable and reimbursable for such taxable year hereunder as if such adjustment had been part of the original determination hereunder. The amount of any adjustment shall reflect any interest actually due to the United States or to the Affiliated Group as a result thereof. Any penalties imposed with respect to any consolidated return filed on behalf of the Affiliated Group shall be the sole responsibility of Parent. Cessation of membership in the Affiliated Group shall not deprive a corporation of its Tax Benefit Liability amounts, or of any payment otherwise due to it, hereunder.

5. Payments. The Parent may request from any member of the Affiliated Group a contribution towards estimated tax payments in an amount equal to the expected pro-rata portion of the consolidated tax liability of each such member. Such requested payments shall be offset against the final liability of each such member and appropriate refunds or requests for additional payments shall be made whenever the consolidated tax liability for the year becomes reasonably ascertainable.

6. Effective Date. The Agreement shall be effective for the taxable year of the Affiliated Group ended August 31, 1982 and for all taxable years thereafter.

7. Governing Law. This Agreement shall be governed by the laws applicable to contracts entered into and to be fully performed within the State of Illinois by residents thereof.

8. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and assigns.




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